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                                                                    EXHIBIT 23.4


                         INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Registration Statement of USA Waste Services, Inc. on Form S-4 of our report dated March 30, 1995 on the consolidated financial statements of Chambers Development Company, Inc. and subsidiaries as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, appearing in Amendment No. 2 to Registration Statement No. 33-59259 on Form S-4 of USA Waste Services, Inc., and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
June 8, 1995